Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-263473 and 333-263473-03

Joint-Leads: Deutsche Bank (str), BNP, and Wells Fargo

Passive Leads: Citi, Credit Suisse and Santander

Co Manager: Baird

** ANTICIPATED CAPITAL STRUCTURE **

CLS	SIZE(MM)	OFFERED(MM)	WAL*	P.WIN*	S/K	Spread	Yield	Cpn	$Price

A1	$41.000	$38.950	0.19	01-04	A1+/K1+	Preplaced
A2	$125.380	$119.111	1.03	04-21	AAA/AAA	I-CURVE+105	4.471%	4.42%	99.98997
A3	$125.380	$119.111	2.57	21-42	AAA/AAA	I-CURVE+120	4.661%	4.61%	99.98454
A4	$38.930	$36.983	3.92	42-52	AAA/AAA	I-CURVE+155	4.909%	4.85%	99.96601
B	$11.280	$10.716	4.49	52-56	AA/AA+	I-CURVE+180	5.097%	5.04%	99.98508
C	$11.290	$10.725	4.82	56-60	A/A+	I-CURVE+235	5.612%	5.54%	99.96829
D	$10.740	$10.203	5.24	60-65	BBB/BBB+	I-CURVE+335	6.585%	6.49%	99.97136
N	$ 3.315	$ 3.149	0.47	04-08	BB-/BBB	Preplaced
R	— Preplaced —

* Based on 1.30% ABS Pricing Speed to 2% Call

** Transaction Details **

Rated Notes Issued Amount: $367.315mm

Rated Notes Offered Amount: $348.948mm

Offering Format: A1-D: SEC Registered / N-R: 144A, Reg S

Exp. Ratings:	S&P / KBRA
ERISA:	A1-D: Yes / N-R: No
Min Denoms:	A-1 - D: $1k x $1k | N: $150k x $1k | R: 1.75k x 1 Unit
BBG Ticker:	CRVNA 2022-P3
Expected Settle:	09/08/22
First Pay Date:	10/11/22
B&D:	Deutsche Bank

** Available Materials **

Attached: Preliminary Prospectus, Rating FWP, CDI

Deal Roadshow: https://dealroadshow.com | Password (case-sensitive): CRVNA22P3

Intex Dealname: dbCVAR22P3 | Password: 729K

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.